Exhibit 99.1

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES

STRONG FIRST QUARTER EARNINGS,

INCREASES EBITDA AND EPS GUIDANCE

Highlights:

•                                          Diluted earnings per share were $0.39 for the first quarter, or $0.42 excluding restructuring charges;

•                                          Net revenue was $523.3 million for the first quarter, an increase of 11.6% compared to the same quarter last year;

•                                          EBITDA was $54.3 million for the first quarter, or $56.5 million excluding restructuring charges, an increase of 45.3% compared to the same quarter last year;

•                                          The Company is increasing EBITDA guidance to a range of $205.0 million to $210.0 million (previously $189.0 to $195.0 million) in 2007;

•                                          The Company is increasing diluted EPS guidance to a range of $1.30 to $1.37 (previously $1.11 to $1.18) for 2007.

Greenwood Village, Colorado (May 3, 2007) — Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announced results for the first quarter ended March 31, 2007.

William A. Sanger, Chairman and Chief Executive Officer, said, “We are pleased with our performance in the first quarter of fiscal year 2007, and as a result, we are increasing our guidance for the year. At EmCare, we continue to see strong volumes, revenue gains, and benefits from our risk mitigation programs. We are particularly encouraged with the volume and expense trends at AMR, where we experienced year over year ambulance transport growth of 4.2% excluding changes in our LA County market.

“We continue to win new contracts and renew existing agreements in both segments. Of particular significance, we recently renewed our national agreement with Kaiser Permanente as their exclusive manager and provider of ambulance services in seven of their eight health plan areas. We provide services on a non-exclusive basis in Kaiser’s eighth area in Southern California.  The national contract is indicative of our ability to leverage our scale and scope of services, and add value for our clients,” Sanger concluded.

Results of Operations for the First Quarter 2007

For the quarter ended March 31, 2007, EMSC generated net revenue of $523.3 million, an increase of 11.6% compared to the same quarter last year. The Company generated EBITDA of $54.3 million, an increase of 39.6% compared to the same quarter last year.  EBITDA increased 45.3%, excluding restructuring charges of $2.2 million recorded during the quarter ended March 31, 2007.  A reconciliation of non-GAAP to GAAP financial measures is included in this news release.

EMSC generated net income of $16.6 million, or $0.39 per diluted share ($0.42 per diluted share excluding restructuring charges) on 43.0 million weighted average diluted shares outstanding for the first quarter of 2007, compared to net income of $7.3 million, or $0.17 per diluted share on 42.4 million weighted average diluted shares outstanding, for the same quarter last year. The improvement in earnings is primarily due to higher net revenues per patient encounter, an increase in patient encounters and favorable results from our risk mitigation programs.

Operating cash flows used during the quarter ended March 31, 2007, were $3.8 million, compared to $36.8 million provided during the same quarter last year. Operating cash flows in the quarter were negatively impacted by an increase in accounts receivable, an increase in incentive-related payments and semi-annual interest payments on our subordinated debt.  Operating cash flows in the quarter last year were positively impacted by collections of our 2005 hurricane-related receivables.

Net cash used in investing activities was $6.1 million for the quarter ended March 31, 2007, compared to a net $19.3 million for the same quarter last year. Investing activities during the quarter related primarily to net capital expenditures of $8.2 million, net cash to fund insurance collateral of $0.9 million and a net $3.0 million received from other investing activities.

Net cash provided by financing activities was $0.4 million for the quarter ended March 31, 2007, compared to $3.3 million for the same quarter last year.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s emergency department and hospital-based management services segment.

American Medical Response (AMR)

For the quarter ended March 31, 2007, AMR generated net revenue of $308.1 million, an increase of 4.3% compared to the same quarter last year.  EBITDA was $24.9 million, an increase of 7.7% compared to the same quarter last year, or 17.4% excluding restructuring charges of $2.2 million during the quarter ended March 31, 2007.  The increase in EBITDA resulted primarily from the net impact of revenue growth during the period and lower insurance and administrative costs, partially offset by the impact of changes in our Los Angeles County market.

EmCare

For the quarter ended March 31, 2007, EmCare generated net revenue of $215.2 million, an increase of 23.8% compared to the same quarter last year, resulting primarily from revenue increases on existing contracts including a higher than anticipated benefit from our documentation, coding and billing initiatives. EBITDA was $29.3 million, an increase of 86.5% compared to the same quarter last year. The increase in EBITDA resulted primarily from the net impact of revenue growth during the period from new and existing contracts.

Guidance

EMSC is increasing its EBITDA and EPS guidance for the year ended December 31, 2007.  The Company expects EBITDA to be in the range of $205.0 to $210.0 million, up from the initial guidance of $189.0 to $195.0 million.  Diluted EPS is expected to be in the range of $1.30 to $1.37, up from the initial guidance range of $1.11 to $1.18.  The Company also expects that cash flow from operations less cash used in non-acquisition related investing activities will be in the range of $80.0 to $85.0 million for the year ended December 31, 2007.

Conference Call

EMSC management will host a conference call and live audio webcast on Thursday, May 3, 2007, at 11:00 a.m. EDT, to discuss the Company’s financial results. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2006, EMSC provided services to nearly 10 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Non-GAAP Financial Measures Reconciliation

This press release includes presentations of EBITDA, which is defined as operating income plus depreciation and amortization expense.  EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity.  EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance.  EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  However, reconciliation for the forward-looking EBITDA projections presented herein is not being provided due to the number of variables in the projected EBITDA range.  The EBITDA range in this press release is calculated in accordance with the Company’s past practices. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Furthermore, earnings per share has been presented in this press release both with and without restructuring charges; we have presented non-GAAP measures in addition to the GAAP measure in order to provide investors with a meaningful comparison of our earnings per share results with the mean estimate of analysts.

EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Operations and Other Information

Including a Reconciliation of EBITDA to Net Income

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended March 31,
	2007	2006
Net revenue	$523,319	$469,124
Compensation and benefits	354,932	326,047
Operating expenses	79,996	66,454
Insurance expense	18,586	22,907
Selling, general and administrative expenses	13,305	14,839
Restructuring charges	2,242	—
EBITDA	$54,258	$38,877

Reconciliation of EBITDA to net income
EBITDA	$54,258	$38,877
Depreciation and amortization expense	(16,779)	(15,844)
Income from operations	37,479	23,033
Interest expense	(11,234)	(11,292)
Realized gain (loss) on investments	37	(219)
Interest and other income	657	352
Income tax expense	(10,462)	(4,628)
Equity in earnings of unconsolidated subsidiary	154	15
Net income	$16,631	$7,261

Basic net income per common share	$0.40	$0.17
Diluted net income per common share	$0.39	$0.17
Weighted average common shares outstanding, basic	41,521,155	41,497,230
Weighted average common shares outstanding, diluted	43,029,039	42,397,898

Other Information
EmCare patient visits	1,744,022	1,547,606
AMR ambulance transports	727,407	732,761
AMR weighted transports	741,670	748,060

EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended March 31,
	2007	2006
AMR
EBITDA(1)	$24,945	$23,159
Depreciation and amortization expense	(13,750)	(12,610)
Income from operations	11,195	10,549

EmCare
EBITDA	29,313	15,718
Depreciation and amortization expense	(3,029)	(3,234)
Income from operations	26,284	12,484

Total
EBITDA(1)	54,258	38,877
Depreciation and amortization expense	(16,779)	(15,844)
Income from operations	$37,479	$23,033

(1)                EBITDA includes $2.2 million of restructuring charges for the quarter ended March 31, 2007

EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$29,832	$39,336
Trade and other accounts receivable, net	444,601	416,450
Other current assets	123,142	76,703
Total current assets	597,575	532,489
Non-current assets:
Property, plant and equipment, net	149,754	147,162
Goodwill and other intangible assets, net	339,232	339,117
Other long-term assets	293,274	299,449
Total assets	$1,379,835	$1,318,217

Liabilities and Equity
Current liabilities	$285,294	$300,962
Long-term debt	480,886	475,616
Insurance reserves and other long-term liabilities	210,113	155,599
Total liabilities	976,293	932,177
Total equity	403,542	386,040
Total liabilities and equity	$1,379,835	$1,318,217

EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Three months	Three months
	ended	ended
	March 31,	March 31,
	2007	2006
Cash Flows from Operating Activities
Net income	$16,631	$7,261
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, amortization, deferred taxes and other	28,556	20,869
Changes in operating assets/liabilities:
Trade and other accounts receivable	(28,151)	19,978
Insurance accruals	5,024	7,459
Other assets and liabilities	(25,906)	(18,791)
Net cash (used in) provided by operating activities	(3,846)	36,776

Cash Flows from Investing Activities
Purchase of property, plant and equipment, net	(8,196)	(12,900)
Insurance collateral	(910)	(5,632)
Other investing activities	3,021	(757)
Net cash used in investing activities	(6,085)	(19,289)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	173	—
EMSC equity issuance costs	—	(822)
Repayments of capital lease obligations and other debt	(2,333)	(1,986)
Increase in bank overdrafts	2,587	6,114
Net cash provided by financing activities	427	3,306

Change in cash and cash equivalents	(9,504)	20,793
Cash and cash equivalents, beginning of period	39,336	18,048
Cash and cash equivalents, end of period	$29,832	$38,841

Re-financing of equipment under existing capital lease	$8,038	$—